Exhibit 10.1

                                 GENERAL RELEASE

WHEREAS, the Board of Directors of International Energy Consultants (IEC), a
Nevada Corporation, and the Board of Directors of Purezza Group Inc.,
("Purezza"), a Florida corporation approved an Agreement and Plan ofShare
Exchange between IEC and Purezza on October 3, 2001.

WHEREAS, IEC and Purezza have decided it is in the best interests of both parties not to proceed with the transactions contemplated by the Agreement and
Plan of Share Exchange.

Now therefore, in exchange for good and valuable consideration the receipt of which is hereby acknowledged, the parties agree as follows:

Each party HEREBY remises releases, acquits, satisfies, and forever discharge the said other party of and from all and all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money accounts, reckonings, bonds, bills, specialties, covenants, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, in law or in equity which said party of the first part ever had, now has, or which any personal representative, successor, heir or assign of said party of the first part, hereafter can shall or may have against said party of the second part, for, upon, or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the day of these presents.

     IN WITNESS WHEREOF, have hereunto set my hand and seal, this 20th day of
December 2001.

Purezza Group Inc.

/s/ Larry Legal
By: Larry Legal President

International Energy Consultants Inc.

/s/ Tony Sanzari
By:Tony Sanzari President